As filed with the Securities and Exchange Commission on March 29, 2018

Registration No. 333-219386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genprex, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	90-0772347
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Congress Avenue, Suite 2000

Austin, Texas, 78701

(512) 370-4081

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Rodney Varner

Chief Executive Officer

Genprex, Inc.

100 Congress Avenue, Suite 2000

Austin, Texas 78701

(512) 370-4081

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Christopher J. Ozburn Streusand Landon & Ozburn, LLP 811 Barton Springs Road, Suite 811 Austin, TX 78704 Telephone: (512) 236-9900 Fax: (512) 236-9904	Philip Magri Magri Law LLC 2642 NE 9th Ave Ft. Lauderdale, FL 33334 Telephone: (646) 502-5900 Fax: (646) 836-9200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer	☐
Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, declared effective on October 13, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibits 3.1.11 and 5.1 to the Registration Statement and of adding Exhibit 10.20, which was previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2017, and Exhibits 10.21 and 10.22, which were previously filed as exhibits to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2018. This Amendment does not modify any provisions of Part I or Part II of the Registration Statement other than Item 16(a).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Exhibit
3.1.11	Form of Certificate of Amendment of Third Amended and Restated Certificate of Incorporation

5.1	Opinion of Streusand, Landon & Ozburn, LLP

10.20	Promissory Note to Domecq Sebastian, LLC

10.21	Promissory Note to Viet Ly

10.22	Master Service Agreement dated as of March 9, 2018, by and between the Registrant and World Wide Holdings, LLC d/b/a Invictus Resources

23.2	Consent of Streusand, Landon & Ozburn, LLP. Reference is made to Exhibit 5.1

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, Texas, on March 29, 2018.

GENPREX, INC.

By:	/s/ J. Rodney Varner
J. Rodney Varner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ J. Rodney Varner J. Rodney Varner	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	March 29, 2018

/s/ Ryan M. Confer Ryan M. Confer	Chief Financial Officer (Principal Financial Officer)	March 29, 2018

/s/ David E. Friedman David E. Friedman	Member of the Board of Directors	March 29, 2018

/s/ Robert W. Pearson Robert W. Pearson	Member of the Board of Directors	March 29, 2018

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